PROFUNDS
                     Establishment and Designation of Series

The undersigned, being all of the Trustees of ProFunds (the "Trust"), a Delaware business trust, acting pursuant to Section 4.9.2 of the Amended and Restated Declaration of Trust dated October 28, 1997 (the "Declaration of Trust"), hereby divide the shares of beneficial interest ("Shares") of the Trust into additional separate series (the "Funds"), each of which bears the expenses attributable to it and otherwise has the relative rights and preferences set forth in the Declaration of Trust, the Funds hereby created having the following special and relative rights:

          1. The Funds shall be designated the ProFund VP OTC, the ProFund VP Small-Cap, the ProFund VP Japan, the Airlines Sector ProFund VP, the Banking Sector ProFund VP, the Basic Materials Sector ProFund VP, the Biotechnology Sector ProFund VP, the Consumer Cyclical Sector ProFund VP, the Consumer Non-Cyclical Sector ProFund VP, the Energy Sector ProFund VP, the Entertainment and Leisure Sector ProFund VP, the Financial Sector ProFund VP, the Healthcare Sector ProFund VP, the Industrial Sector ProFund VP, the Internet Sector ProFund VP, the Oilfield Equipment and Services Sector ProFund VP, the Pharmaceuticals Sector ProFund VP, the Precious Metals Sector ProFund VP, the Real Estate Sector ProFund VP, the Semiconductor Sector ProFund VP, the Technology Sector ProFund VP, the Telecommunications Sector ProFund VP, the Utilities Sector ProFund VP and the Wireless Communications Sector ProFund VP.

          2. The Funds shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then-current prospectuses and registration statement materials for the Funds under the Securities Act of 1933. Each Share of the Funds shall be redeemable, shall represent a pro rata beneficial interest in the assets of the Funds, and shall be entitled to receive its pro rata share of net assets allocable to such Shares of the Funds upon liquidation of the Funds, as provided in the Declaration of Trust. The proceeds of sales of Shares of the Funds, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Funds, unless otherwise required by law.

          3. Each Share of the Funds shall be entitled to one vote for each dollar of value invested (or fraction thereof in respect of a fractional Share) on matters on which such Shares shall be entitled to vote, except to the extent otherwise required by the Investment Company Act of 1940 or when the Trustees have determined that the matter affects only the interest of Shareholders of certain Funds, in which case only the Shareholders of such Funds shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Funds if acted upon as provided in Rule 18f-2 under such Act, or any successor rule, and in the Declaration of Trust.

          4. The assets and liabilities of the Trust shall be allocated among the Funds and all other series of the Trust (collectively, for purposes of this paragraph, the "Funds") as set forth in the Declaration of Trust, except as described below.

         (a) Costs incurred by the Trust on behalf of a Fund in connection with the organization and registration and public offering of Shares of the Fund shall be amortized for the Fund over the lesser of the life of the Fund or such other period as required by applicable law, rule, or accounting standard or practice; costs incurred by the Trust on behalf of other Funds in connection with the organization and initial registration and public offering of Shares of those Funds shall be amortized for those Funds over the lesser of the life of each such Fund or such other period as required by applicable law, rule, or accounting standard or practice.

         (b) Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class may be charged to and borne solely by such class and the bearing of expenses solely by a class of Shares may be appropriately reflected and cause differences in the net asset value attributable to and the dividend, redemption and liquidation rights of, the Shares of different classes.
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         (c)      The  Trustees may from time to time in  particular  cases make specific allocations of assets or liabilities among the Funds or classes, and each allocation of liabilities, expenses,
                  costs,   charges  and  reserves  by  the  Trustees   shall  be
                  conclusive and binding upon the Shareholders of all Funds and classes for all purposes.

         5. The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created or to otherwise change the special and relative rights of any such Fund, provided that such change shall not adversely affect the rights of the Shareholders of such Fund.


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         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date set forth below.

Date:  [      ], 2000                       ---------------------------
                                            Michael Sapir, as Trustee

                                            ---------------------------
                                            Louis Mayberg, as Trustee

                                            ---------------------------
                                            Russell S. Reynolds, III, as Trustee

                                            -------------------------------
                                            Michael Wachs, as Trustee